Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-202913 and 333-180300-03
June 6, 2016

June 2016 - Credit Suisse Structured Notes

The June 2016 structured note offerings are trading on June 27th, 28th and 30th . Please see information, documents and trade dates below.

All key product terms are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change.

Investments in structured notes are subject to Credit Suisse’s ability to pay its obligations as they become due.

Investing in structured notes involves a number of risks not associated with an investment in conventional debt securities, which may include the risk that you could lose some or all of your investment. Before you invest in structured notes, you should read the relevant pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus, as applicable, to understand fully the terms and risks of the relevant structured notes and other considerations that are important in making your investment decision. In particular, you should read "Selective Risk Considerations" herein, “Selected Risk Considerations” in the relevant pricing supplement and “Risk Factors” in the product supplement.

If you have questions, please contact Mackenzie Farwell at (646) 931-0522 or email.

For Broker Dealer use only.

FEE BASED OFFERINGS
	Preliminary Pricing Supplement	CUSIP	Product Name	Trade Date
T780		22548Q7H2	S&P 500® Index/Russell 2000® Index Absolute Return Barrier Securities: 4 year term, 140-145% Participation uncapped, 70% European barrier	6/30/2016
T781		22548Q7J8	S&P 500® Index Digital Plus Barrier Notes: 4 year term, greater of 30-35% or uncapped upside, 70% European barrier	6/30/2016
K672		22548Q7L3	S&P 500® Index Buffered Accelerated Return Equity Securities: 1.5 year term, 200% Participation, 13-15% cap, 10% buffer	6/30/2016
U1609		22548QA47	S&P 500® Index/Russell 2000® Index Contingent Coupon Autocallable Yield Notes: 12 month term, quarterly call, 8-9% pa coupon paid monthly, 70% barrier	6/30/2016

BROKERAGE OFFERINGS
	Preliminary Pricing Supplement	CUSIP	Product Name	Trade Date	Selling Concession
K673		22548QA54	S&P 500® Index Buffered Accelerated Equity Securities: 2 year term, 200% Participation, 15-17% cap, 10% buffer	6/27/2016	1.25%
U1611		22548QA70	S&P 500® Index/Russell 2000® Index Contingent Coupon Autocallable Yield Notes: 15 month term, quarterly call, 7-8% pa coupon paid monthly, 70% barrier	6/27/2016	1.50%
T783		22548QA21	S&P 500® Index Digital Plus Barrier Notes: 5 year term, greater of 40-45% or uncapped upside, 70% European barrier	6/27/2016	2.50%
T777		22548Q7E9	S&P 500® Index/Russell 2000® Index Accelerated Barrier Notes: 5 year term, 135-140% Participation uncapped, 50% European barrier	6/27/2016	2.50%
T779		22548Q7G4	S&P 500® Index/Russell 2000® Index Absolute Return Barrier Securities: 5 year term, 130-135% Participation uncapped, 65% European barrier	6/27/2016	2.50%
K675		22548QA96	Russell 2000® Index Digital Buffered Notes: 3.5 year term, 17.5-20.5% digital paid at maturity if RTY>=80% of initial, 20% buffer	6/28/2016	1.50%
K674		22548QA88	S&P 500® Index Digital Buffered Notes: 4 year term, 20-23% digital paid at maturity if SPX>=80% of initial, 20% buffer	6/28/2016	1.50%

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

•	You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
•	Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
•	If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
•	If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
•	If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
•	If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
•	The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
•	We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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http://www.credit-suisse.com/legal/en/disclaimer_email_ib.html
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